Exhibit 99.1

ECD Auto Design Announces Funding for Growth Initiatives

KISSIMMEE/ FL / PRNewswire / August 12, 2024 / ECD Auto Design (Nasdaq:ECDA), the world’s largest Land Rover and Jaguar restoration company known for its custom luxury builds, including bespoke Defenders, Range Rovers, Jaguar E-Types, announced today that it has secured $2 million of funding from existing stakeholders to accelerate growth initiatives in its recently acquired Ford Mustang and Toyota FJ product lines, as well as secure high-value-added licenses to catalyze higher prices and drive incremental margin. The specific details of the $2 million of funding will be disclosed by ECD in a Current Report on Form 8-K and readers are advised to review the Form 8-K. Additionally, the company intends to launch its “Build-To-Sell” model for clients that desire immediate purchase and plans on showcasing these products in ECD’s first retail location to be opened in 2025.

Scott Wallace, Founder and CEO commented, “We are excited to secure this funding with supportive investors, as we collectively see the untapped potential of the classic, luxury restomod industry. With a disciplined capital allocation strategy, we believe we can continue to add new revenue channels and increase the overall capacity utilization within our 100,000 square foot manufacturing facility.”

About ECD Auto Design

ECD, a public company trading under ECDA on the Nasdaq, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic, the Jaguar E-Type and we have recently added the Ford Mustang. Historically each vehicle produced by ECD was fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence ("ASE") craftsmen. The company was founded in 2013 by three British "gear heads' whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD's global headquarters, known as the "Rover Dome," is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 90 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

Investor Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

ECDA@mzgroup.us

+561 489 5315

SOURCE: ECD Automotive Design